UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 14, 2008

United Online, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of principal executive offices, zip code)

(818) 287-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

               On March 14, 2008, the Compensation Committee of the Board of Directors of United Online, Inc. (the “Company”) awarded Mark. R. Goldston, the Company’s Chairman, President and Chief Executive Officer, a restricted stock unit award covering a minimum of 200,000 shares of the Company’s common stock and a maximum of 600,000 shares under the Company’s 2001 Stock Incentive Plan.  The 200,000-share minimum will vest and become issuable upon Mr. Goldston’s continuation in the Company’s service through February 28, 2011.  The number of shares above that minimum that may vest and become issuable pursuant to the restricted stock unit award will depend on the Company’s highest 30-day volume-weighted average closing share price for any consecutive 30-days between December 1, 2010 and February 28, 2011.  However, if, beginning July 1, 2009, the Company’s closing share price is at least equal to the share price necessary to earn the maximum shares, and the volume-weighted average closing share price for the subsequent six months is at least equal to such share price, 600,000 shares of the restricted stock unit award will vest and become immediately issuable. Upon vesting, Mr. Goldston would be entitled to any dividend equivalents that are accrued with respect to any vested shares.

                In the event (i) Mr. Goldston is terminated without cause by the Company or by reason of his death or disability, or (ii) of a change in control of the Company, 600,000 shares of the restricted stock unit award will vest and become immediately issuable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 20, 2008

UNITED ONLINE, INC.

By:	/s/ Scott H. Ray
	Name:	Scott H. Ray
	Title:	Executive Vice President and Chief Financial Officer